Exhibit 7.2

SUBSCRIPTION AGREEMENT

(SECOND TRANCHE)

TO:	Robert R. McEwen
c/o 3rd Floor
99 George Street
Toronto, ON M5A 2N4

Dear Sirs:

Re: Sale of Units

This subscription agreement is to confirm the agreement between the Subscriber (as hereinafter defined) and Minera Andes Inc. (the “Corporation”), subject to the terms and conditions set forth herein, whereby the Subscriber will subscribe for 13,156,689 Units (as hereinafter defined) from treasury of the Corporation at the price of $0.35 per Unit, with each Unit comprised of one (1) Unit Share (as hereinafter defined) and one-half of one (1/2) Warrant (as hereinafter defined), each whole Warrant being exercisable to acquire one (1) Common Share (as hereinafter defined) at a price of $0.55 at any time prior to the earlier of: (i) the 15th trading day after receiving notice from the Corporation that the weighted-average price of the Common Shares on the Stock Exchange (as hereinafter defined) has been equal to or greater than $1.00 for a period of 20 consecutive trading days commencing 120 days after the date of issuance of the Warrants; and (ii) two (2) years from the Closing Date, subject to adjustment.

The Subscriber agrees to be bound by the terms and conditions set forth in this Agreement (as hereinafter defined), including without limitation, the representations, warranties and covenants set forth in this Agreement. The Subscriber further agrees, without limitation, that the Corporation may rely upon the Subscriber’s representations, warranties and covenants contained in this Agreement.

1.	Definitions

(a)	In this Agreement, unless the context otherwise requires:

(i)	“Agreement” means this subscription agreement as the same may be amended, supplemented or restated from time to time;

(ii)	“Agreements in Default” means, collectively, the agreements listed in Schedule C attached hereto;

(iii)	“Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Toronto, Ontario;

(iv)	“Closing” means the closing of the purchase and sale of the Purchased Units;

(v)	“Closing Date” means the date which is 61 calendar days after the date on which the Corporation terminates the Shareholder Rights Plan and redeems all rights issued thereunder or such later date as the Corporation and the Subscriber may mutually agree upon in writing;

(vi)	“Common Shares” means the common shares of the Corporation as constituted on the date hereof;

(vii)	“Corporation” means Minera Andes Inc., a corporation governed by the laws of the Governing Jurisdiction and includes any successor corporation thereto;

(viii)	“Dollar” or “$” means a dollar of lawful money of Canada;

(ix)	“Favourable Shareholder Consent” means the approval by the shareholders of the Corporation (i) pursuant to the requirements of the Stock Exchange, of the Closing, and (ii) of the termination of the Shareholder Rights Plan and the redemption of the all rights issued thereunder;

(x)	“First Tranche Subscription Agreement” means the subscription agreement dated December 20, 2005 between the Corporation and the Subscriber whereby the Subscriber has subscribed to purchase 15,414,740 Units;

(xi)	“Governing Jurisdiction” means the Province of Alberta;

(xii)	“Information” means all information that is, or has been, filed by the Corporation under the Securities Laws or with the Stock Exchange, and includes, but is not limited to, all of the documents filed by the Corporation on the System for Electronic Document Analysis and Retrieval (SEDAR);

(xiii)	“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;

(xiv)	“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(xv)	“Purchased Units” means 13,156,689 Units purchased by the Subscriber;

(xvi)	“Reporting Jurisdictions” means, collectively, the Provinces of British Columbia, Alberta, Saskatchewan, Ontario and Nova Scotia;

(xvii)	“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable securities regulatory authority or applicable securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(xviii)	“Shareholder Rights Plan” means the shareholder rights plan of the Corporation dated as of June 23, 2005, as amended by an agreement dated as of October 5, 2005;

(xix)	“Stock Exchange” means the TSX Venture Exchange;

(xx)	“Subject Shares” means, collectively, the Unit Shares and the Warrant Shares;

(xxi)	“Subscriber” means Robert R. McEwen or any Person designated by Robert R. McEwen;

(xxii)	“Subsidiary” or “Subsidiaries” means the subsidiaries of the Corporation;

(xxiii)	“Unit Purchase Price” means $0.35 per Purchased Unit;

(xxiv)	“Unit Shares” means the Common Shares comprising part of the Units;

(xxv)	“Units” means the units of the Corporation being sold by the Corporation, each unit being comprised of one (1) Common Share one-half of one (1/2) Warrant;

(xxvi)	“Warrant Certificates” means the certificates representing the Warrants;

(xxvii)	“Warrant Shares” means the Common Shares issuable upon the exercise of the Warrants; and

(xxviii)	“Warrants” means the warrants of the Corporation comprising part of the Units, each whole Warrant being exercisable to acquire one (1) Common Share at an exercise price of $0.55 per Warrant Share at any time prior to the earlier of: (i) the 15th trading day after receiving notice from the Corporation that the weighted-average price of the Common Shares on the Stock Exchange has been equal to or greater than $1.00 for a period of 20 consecutive trading days commencing 120 days after the date of issuance of the Warrants, and (ii) two (2) years from the Closing Date, subject to adjustment.

2.	Conditions of Sale in favour of the Corporation

In connection with the purchase of the Purchased Units, the Subscriber shall, after the Closing, complete, sign as indicated and return to the Corporation any applicable documents required by the Stock Exchange.

The obligation of the Corporation to sell the Purchased Units to the Subscriber is subject to the conditions that:

(a)	the Subscriber executes and returns all documents required by the Securities Laws and the policies of the Stock Exchange, including the forms set out in schedules attached hereto, as applicable, to the Corporation as the sale of the Purchased Units by the Corporation will not be qualified by a prospectus;

(b)	the representations and warranties made by the Subscriber herein are true and correct when made and are true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date;

(c)	all covenants, agreements and conditions contained in this Agreement to be performed by the Subscriber on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(d)	all necessary corporate and regulatory approvals being obtained prior to the Closing Date.

By signing and returning this Agreement to the Corporation, the Subscriber consents to the filing by the Corporation of all documents required by the Securities Laws and the policies of the Stock Exchange.

The Subscriber agrees to comply with all Securities Laws and with the policies of the Stock Exchange concerning the purchase of, the holding of, and the resale restrictions applicable to, the Purchased Units.

3.	Conditions of Purchase in favour of the Subscriber

The obligation of the Subscriber to purchase the Purchased Units from the Corporation is subject to the conditions that:

(a)	the Corporation executes and returns all documents required by the Securities Laws and the policies of the Stock Exchange, including the forms set out in schedules attached hereto, as applicable;

(b)	the Subscriber shall have received a certificate, dated the date of delivery and signed by any officer of the Corporation certifying that to the best of the knowledge, information and belief of the officer signing such certificate: (i) the Corporation has complied with all terms and conditions of this Agreement to be complied with by the Corporation at or prior to the Closing Date; (ii) no order, ruling or determination having the effect of suspending the sale or ceasing or suspending trading in the Purchased Units of the Corporation or any other securities of the Corporation has been issued and is continuing in effect and no proceedings for such purpose have been instituted and are continuing or are pending or, to the best of the knowledge, information and belief of the officer signing such certificate, are contemplated or threatened; (iii) the representations and warranties made by the Corporation herein are true and correct when made and are true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date; (iv) there has been no adverse material change (actual, contemplated or threatened whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation from the date of execution of this Agreement to the Closing Date;

(c)	the Subscriber shall have received at the Closing a favourable legal opinion dated the date thereof from counsel for the Corporation addressed to the Subscriber, in a form acceptable to the Subscriber, that the Shareholder Rights Plan has been terminated, and all rights issued thereunder have been redeemed in accordance with the terms of the Shareholder Rights Plan, prior to the Closing;

(d)	the Subscriber shall have received at the Closing Date favourable legal opinions from counsel for the Corporation addressed to the Subscriber dated the Closing Date, in a form acceptable to the Subscriber and customary for private placements;

(e)	the Subscriber shall have received at the Closing Date favourable legal opinions from counsel for the Corporation addressed to the Subscriber dated the Closing Date in a form acceptable to the Subscriber, with respect to the incorporation and ownership of the Subsidiaries confirming and that no consent or approvals are required in the applicable jurisdictions of the Subsidiaries in respect of the transactions contemplated by this Agreement;

(f)	the Subscriber shall have received evidence to its satisfaction that, upon the use of the proceeds from the sale of Units under the First Tranche Subscription Agreement, the defaults of the Corporation under the Agreements in Default have been remedied in full; and

(g)	all necessary corporate and regulatory approvals being obtained prior to the Closing Date.

4.	Closing

Delivery and payment for the Purchased Units will be completed at the Closing at the offices of Fraser Milner Casgrain LLP, Suite 3900, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1B2 at 11:00 a.m. (Toronto time) on the Closing Date if, at the Closing, the terms and conditions contained herein have been complied with to the satisfaction of each party or waived by the parties and evidenced as necessary by documentation satisfactory to each of the parties delivered at the Closing.

Certificates representing the Unit Shares and Warrant Certificates registered as follows:

Robert R. McEwen

10 Highland Avenue

Toronto, ON M4W 2A3

will be available for delivery against payment to the Corporation of the amount of the Unit Purchase Price for the Purchased Units in freely transferable Canadian funds.

Such payment is to be made by wire transfer or other immediately available funds payable in favour of the Corporation in accordance with the wire instructions as follows:

HSBC Bank Canada

885 W. Georgia Street

Vancouver, B.C. V6C 3G1

Phone: (604) 685-1000

Name of Account: Minera Andes Inc.

Account Number: 020-345372-001

Transit Number: 10020

ABA/Routing Number: 021001088

Institution Number: 016

Swift Code: HKBC CATT

For wire transfers, a copy of the transfer instructions should also be faxed to the attention of Allen Ambrose at (509) 921-7325.

5.	Exemptions under Applicable Securities Laws

The sale of the Purchased Units by the Corporation is conditional upon such sale being exempt from the requirements as to the filing of a prospectus and as to the delivery of an offering memorandum or similar document contained in any Securities Laws applicable to the sale of the Purchased Units or upon the issue of such orders, consents or approvals as may be required to permit such sale without the requirement of the filing of a prospectus or the delivering of an offering memorandum or similar document.

The Subscriber acknowledges and agrees that: (i) it has been independently advised as to or is aware of the restrictions with respect to trading in, and the restricted period or statutory hold period applicable to, the Unit Shares, the Warrants and the Warrant Shares imposed by the Securities Laws to which it is subject and by the policies of the Stock Exchange, that a suitable legend or legends will be placed on the certificates representing the Unit Shares, the Warrants and, if necessary, the Warrant Shares to reflect the applicable restricted period and hold period to which the Unit Shares, the Warrants and, if applicable, the Warrant Shares are subject; and (ii) it has not received or been provided with a prospectus, offering memorandum (within the meaning of the Securities Laws) or similar document.

The Subscriber represents and warrants to the Corporation (which representations and warranties shall survive the Closing) and acknowledges that the Corporation is relying on such representations and warranties in connection with the transactions contemplated herein that:

(a)	the Subscriber is resident, or has a head office, in Toronto, Ontario, and such address was not created and is not used solely for the purpose of acquiring the Purchased Units and the Subscriber was solicited to purchase in its jurisdiction of residence;

(b)	the Subscriber has the legal capacity to authorize, execute and deliver this Agreement and the individual signing this Agreement has been duly authorized to execute and deliver this Agreement;

(c)	the Subscriber is at arm’s-length, within the meaning of the Securities Laws and the policies of the Stock Exchange, to the Corporation;

(d)	the Subscriber is acquiring the Purchased Units as principal for his own account and not for the benefit of any other person, in a sufficient amount so that the aggregate acquisition cost for the Purchased Units is not less than $150,000, pursuant to and in compliance with an exemption from the prospectus requirements of the Securities Laws of its jurisdiction of residence;

(e)	pursuant to section 2.10 of NI 45-106 the aggregate Unit Purchase Price for the Purchased Units will be paid for by the Subscriber in cash;

(f)	the Subscriber is not an entity that was created, or is being used, solely for the purpose of acquiring the Purchased Units pursuant to the exemptions from the prospectus and registration requirements provided for in section 2.10 of NI 45-106;

(g)	the Purchased Units to be issued hereunder are not being purchased with knowledge of any material fact about the Corporation that has not been generally disclosed;

(h)	the Subscriber acknowledges that no agency, governmental authority, securities commission or similar regulatory body, stock exchange or other entity has reviewed, passed on or made any finding or determination as to the merit for investment of the Purchased Units nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to the Purchased Units;

(i)	this Agreement has been duly executed and delivered and, when accepted by the Corporation, will constitute a legal, valid and binding obligation enforceable against the Subscriber in accordance with the terms hereof;

(j)	the execution and delivery of this Agreement, the performance and compliance with the terms hereof, the purchase of the Purchased Units and the completion of the transactions described herein will not result in any material breach of, or be in conflict with or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under, where applicable, any term or provision of the Subscriber’s constating documents, by-laws or resolutions, the Securities Laws or any other laws applicable to the Subscriber, any agreement to which the Subscriber is a party, or any judgment, decree, order, statute, rule or regulation;

(k)	the offer and sale of the Purchased Units to the Subscriber is being made in an “offshore transaction”, as that term is defined in Rule 902(h) of Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”), in that the Subscriber was outside of the United States both at the time when the offer to sell the Purchased Units was made to the Subscriber and also when the Subscriber signed this Agreement;

(l)	the Subscriber has knowledge in financial and business affairs, is capable of evaluating the merits and risks of an investment in the Purchased Units and is able to bear the economic risk of such investment even if the entire investment is lost;

(m)	none of the funds being used to purchase the Purchased Units are, to the knowledge of the subscriber, proceeds obtained or derived directly or indirectly as a result of illegal activities;

(n)	the Subscriber has not received or been provided with a prospectus, offering memorandum, within the meaning of the Securities Laws, or any sales or advertising literature in connection with the sale of the Purchased Units and the Subscriber’s decision to subscribe for the Purchased Units was not based upon, and the Subscriber has not relied upon, any verbal or written representations as to facts made by or on behalf of the Corporation. The Subscriber’s decision to subscribe for the Purchased Units was based solely upon the terms set out in this Agreement and information about the Corporation which is publicly available and acknowledges that the Corporation’s counsel is acting as counsel to the Corporation, and not as counsel to the Subscriber and, without limiting the generality of the foregoing, the Subscriber acknowledges that the independent auditors of the Corporation have not participated in any independent due diligence investigation or verification of such publicly available information nor have such independent auditors provided any additional or supplemental comfort in connection with the Corporation, its financial statements or the sale of the Purchased Units;

(o)	no person has made any written or oral representations to the Subscriber:

(i)	that any person will resell or repurchase the Purchased Units,

(ii)	that any person will refund the purchase price for the Purchased Units, or

(iii)	as to the future price or value of the Purchased Units;

(p)	the subscription for the Purchased Units has not been made through or as a result of, and the distribution of the Unit Shares and the Warrants comprising the Units is not being accompanied by any advertisement including, without limitation, in printed public media, radio, television or telecommunications, including electronic display, or as part of a general solicitation;

(q)	no securities commission, agency, governmental authority, regulatory body, stock exchange or other regulatory body has reviewed or passed on the merits of the Units;

(r)	the Subject Shares and the Warrants shall be subject to statutory resale restrictions under the Securities Laws of the province or jurisdiction in which the Subscriber resides, or is otherwise subject to, and under other applicable Securities Laws, and the Subscriber covenants that it will not resell the Subject Shares and the Warrants, except in compliance with such Securities Laws, and the Subscriber acknowledges that it is solely responsible (and the Corporation is not in any way responsible) for such compliance;

(s)	the Subscriber, and each beneficial purchaser for whom it is contracting hereunder, shall execute, deliver, file and otherwise assist the Corporation with filing all documentation required by the applicable Securities Laws in connection with the subscription for, and the issuance of, the Purchased Units;

(t)	the Corporation is relying on the representations, warranties and covenants contained herein to determine the Subscriber’s eligibility to subscribe for the Units under applicable Securities Laws;

(u)	the Subscriber understands that the Units are being offered for sale only on a “private placement” basis and that the sale and delivery of the Units is conditional upon such sale being exempt from the requirements to provide the Subscriber with a prospectus or the preparation of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement for the delivery of a prospectus or offering memorandum under applicable Securities Laws and, as a consequence of acquiring the Units pursuant to such exemption, certain protections, rights and remedies provided by the Securities Laws, including statutory rights of rescission or damages, will not be available to the Subscriber;

(v)	the Subscriber is responsible for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Agreement and the transactions contemplated under this Agreement. The Subscriber, and each such beneficial purchaser, is not relying on the Corporation, or its affiliates or counsel in this regard;

(w)	there is no governmental or other insurance covering the Purchased Units;

(x)	there are risks associated with the purchase of the Purchased Units and the Subscriber may lose its entire investment;

(y)	the Purchased Units are being purchased for investment only and not with a view to resale or distribution and will not be resold or otherwise transferred or disposed of, except in accordance with the provisions of the applicable securities legislation and the regulations, rules and policies thereunder;

(z)	the acknowledgments contained in any forms or documents delivered by the Subscriber under applicable Securities Laws are true and correct as of the date of execution of this Agreement, and will be true and correct as of the Closing Date and fully and truly state those facts necessary for the Corporation to be entitled to rely on the relevant exemptions from the registration and prospectus requirements within the meaning of the Securities Laws of the jurisdiction of residence of the Subscriber; and

(aa)	the Subscriber shall notify the Corporation immediately if it anticipates that any representation or warranty made by the Subscriber in this Agreement will cease to be correct or if it becomes aware that any such representation or warranty has ceased to be correct; and

(bb)	other than the rights of the Subscriber to acquire Common Shares pursuant to this Agreement and the First Tranche Subscription Agreement, neither the Subscriber nor any of his Associates (as such term is defined in the Shareholder Rights Plan) or Affiliates (as such term is defined in the Shareholder Rights Plan), Beneficially Own (as such term is defined in the Shareholder Rights Plan) any Common Shares.

6.	Representations and Warranties

The Corporation hereby represents and warrants to the Subscriber as follows and acknowledges and confirms that the Subscriber is relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

(a)	Incorporation and Organization: The Corporation and each Subsidiary has been continued or incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and where required, has been duly qualified as an extra-provincial or foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and the Corporation has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Warrant Certificates and to carry out the obligations thereof hereunder.

(b)	Authorized and Issued Capital: The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, of which the number of Common Shares set forth on Schedule A attached hereto were issued and outstanding as fully paid and non-assessable shares and nil preferred shares were issued and outstanding as of the date hereof.

(c)	Listing: The Common Shares are, and at the time of issue of the Purchased Units will be, listed on the Stock Exchange and the Subject Shares will, at the time of issue, have been conditionally listed on the Stock Exchange.

(d)	Certain Securities Law Matters: The Common Shares are listed only on the Stock Exchange, the Corporation is a reporting issuer or the equivalent only in the Reporting Jurisdictions and is not in default of any requirement of the Securities Laws of any of them and the Purchased Shares are not registered under the 1933 Act. The Common Shares are also quoted in the United States on the OTC Bulletin Board.

(e)	Resale of Securities: As the Subject Shares will not be registered under the 1933 Act, they may not be offered or sold in the United States or to United States Persons unless registered under the 1933 Act or an exemption from the requirements of the 1933 Act is available.

(f)	Rights to Acquire Securities: No Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation or the Subsidiaries, except as set forth on Schedule A attached hereto.

(g)	No Pre-emptive Rights: The issue of the Purchased Units and exercise of the Warrants will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.

(h)	Purchased Units: The execution of this Agreement and the issue by the Corporation to the Subscriber of the Unit Shares, the Warrants and, if applicable, the Warrant Shares will be exempt from the registration and prospectus requirements of Securities Laws.

(i)	Issue of Purchased Units: All necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing, the Unit Shares, the Warrants and, if necessary, the Warrant Shares and, upon payment of the requisite consideration therefor, the Unit Shares will be validly issued as fully paid and non-assessable shares, and the Warrants will be validly issued and, upon the issue thereof, the Warrant Shares will be validly issued as fully paid and non-assessable shares.

(j)	Shareholder Rights Plan: The Shareholder Rights Plan will be validly and properly terminated in accordance with its terms, and all rights issued thereunder will be validly and properly redeemed, prior to the Closing, and that the Shareholder Rights Plan will not affect the Closing in any other manner.

(k)	Consents, Approvals and Conflicts: None of the offering and sale of the Purchased Units, the execution and delivery of this Agreement or of the Warrant Certificates, the compliance by the Corporation with the provisions of this

Agreement and the Warrant Certificates or the consummation of the transactions contemplated herein and therein including, without limitation and the issue of the Purchased Units to the Subscriber for the consideration and upon the terms and conditions as set forth herein and the issue of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates, do or will: (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under Securities Laws and the policies of the Stock Exchange and will be obtained by the Closing Date; or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which any of them or any of the properties or assets thereof is bound, or the articles or by-laws or memorandum and articles or any other constating document of the Corporation or any of its Subsidiaries or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation, or any law, statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any of its Subsidiaries which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Corporation or any of its Subsidiaries.

(l)	Authority and Authorization: The Corporation has full corporate power and authority to enter into this Agreement and the Warrant Certificates and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Warrant Certificates and to observe and perform the provisions of this Agreement and the Warrant Certificates in accordance with the provisions hereof including, without limitation, the issue of the Purchased Units to the Subscriber for the consideration and upon the terms and conditions set forth herein and the issue of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates.

(m)	Validity and Enforceability: This Agreement has been authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof and, upon being executed and delivered, the Warrant Certificates will constitute a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof.

(n)	Public Disclosure: Each of the documents which contains any of the Information is, as of the date thereof, in compliance in all material respects with the Securities Laws of the Reporting Jurisdictions and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. There is no fact known to the Corporation which the Corporation has not disclosed in the Information which materially adversely affects, or so far as the Corporation can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation (taken as a whole) or the ability of the Corporation to perform its obligations under this Agreement or which would otherwise be material to the Subscriber.

(o)	No Cease Trade Order: No order preventing, ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Corporation, are pending, contemplated or threatened.

(p)	Financial Statements: The audited consolidated financial statements of the Corporation for the year ended December 31, 2004, together with the auditors’ report thereon and the notes thereto, and the unaudited interim consolidated financial statements of the Corporation for the period ended September 30, 2005 and the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such consolidated financial statements).

(q)	No Contemplated Changes: None of the Corporation or any Subsidiary has approved, is contemplating, has entered into any agreement in respect of:

(i)	the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise other than in the ordinary course of business; or

(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary.

(r)	No Litigation: There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation after due inquiry, threatened against or which adversely affect the Corporation or any Subsidiary or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary or the ability of any of them to perform the obligations thereof and none of the Corporation or any Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may result in a material adverse effect on the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary or the ability of the Corporation to perform its obligations under this Agreement or the Warrant Certificates.

(s)	Non-Arms Length Transactions: Except as disclosed in the Information, neither the Corporation nor any Subsidiary owes any amount to, nor has the Corporation or any Subsidiary any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or security holder of any of them or any Person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Corporation or Subsidiary. Except usual employee or consulting arrangements made in the ordinary and normal course of business and normal commercial terms, neither the Corporation nor any Subsidiary is a party to any contract, agreement or understanding with any officer, director, employee or security holder of any of them or any other Person not dealing at arm’s length with the Corporation and the Subsidiaries. No officer, director or employee of the Corporation or any Subsidiary and no Person which is an affiliate or associate of any of the foregoing Persons, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Corporation or any Subsidiary which could materially adversely impact on the ability to properly perform the services to be performed by such Person for the Corporation or any Subsidiary.

(t)	Conflicting Agreements: The Corporation is not party to any other contract, understanding or agreement that would be inconsistent with or restrict the rights of the Subscriber under this Agreement, including the rights under the Warrants, in any material respect.

(u)	Expropriation: No part of the property or assets of any of the Corporation has been taken, condemned or expropriated by any governmental entity nor has any notice or proceeding in respect thereof been given or commenced nor is the Corporation or any Subsidiary aware of any intent or proposal to give such notice or commence any such proceedings.

(v)	Compliance with Laws: The Corporation and its Subsidiaries have complied with and are not in violation of any applicable laws, injunctions, orders, arbitral awards, judgments or decrees, except to the extent that non-compliance does not and could not reasonably be expected to have a material adverse effect on the Corporation. Without limiting the generality of the foregoing, to the best of the knowledge of the Corporation, all securities of the Corporation (including all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable Securities Laws. Neither the Corporation nor any of its current directors or officers has been charged or has been advised of an active investigation in the past 36 months by any governmental entity in connection with any actual or alleged violation of any law which may directly or indirectly relate to the Corporation or its business and operations (financial or otherwise). To the knowledge of the Corporation and without benefit of specific investigation, neither the Subsidiaries nor any of their respective current or former directors or officers nor the former directors or officers of the Corporation has been charged, or has been advised of an active investigation in the past 36 months by any governmental entity (including any taxing authority in any jurisdiction, including any sales tax authority) in connection with any actual or alleged violation of any law which may directly or indirectly relate to the Corporation or its business and operations (financial or otherwise).

(w)	No Undisclosed Agreements. The Corporation acknowledges that it has not entered into any agreements which have not been disclosed in the Information with respect to any of its properties nor does it have any present intention to enter into any such agreements. The Corporation is not in default of any agreements with respect to any of its properties, other than the Agreements in Default.

7.	Covenants

The Corporation hereby covenants and agrees with the Subscriber as follows:

(a)	Covenants Under First Tranche Subscription Agreement: The covenants under Section 7 of the First Tranche Subscription Agreement shall remain in full force and effect and shall be deemed to be agreed to by the Corporation as if they were made in this Agreement.

(b)	Termination of Shareholder Rights Plan: The Corporation agrees to take all necessary actions as soon as possible, including seeking Favourable Shareholder Consent, to terminate the Shareholder Rights Plan and to redeem all rights issued thereunder.

(c)	Use of Proceeeds: The Corporation shall use the gross proceeds from the sale of the Purchased Units in accordance with Schedule B attached hereto.

(d)	No Favourable Shareholder Consent: In the event a Favourable Shareholder Consent is not obtained and, as a result, there is no Closing on or before March 2, 2006, the Corporation agrees to pay the Subscriber a break fee equal to $2,000,000.

8.	Collection of Personal Information

The Subscriber consents to the disclosure by the Corporation to the Stock Exchange of all information contained herein relating to the Subscriber, including, without limitation, its name and residential address, the name and residential address of any beneficial holder, the number of Purchased Units, the number of securities of the Corporation held before and after completion of the Offering and whether such Subscriber is an individual or a member of the Pro Group (as defined in the Corporate Finance Manual of the Stock Exchange) (collectively, the “Personal Information”).

The Subscriber (on its own behalf and, if applicable, on behalf of any person for whose benefit the Subscriber is contracting) acknowledges and consents to the fact the Corporation is collecting the Personal Information for the purpose of completing the purchase by the Subscriber of the Purchased Units. The Subscriber (on its own behalf and, if applicable, on behalf of any person for whose benefit the Subscriber is contracting) acknowledges and consents to the Corporation retaining the Personal Information for as long as permitted or required by applicable law or business practices. The Subscriber (on its own behalf and, if applicable, on behalf of any person for whose benefit the Subscriber is contracting) further acknowledges and consents to the fact that the Corporation may be required by applicable Securities Laws, Stock Exchange rules and Investment Dealers Association of Canada rules to provide to such regulatory authorities any Personal Information provided by the Subscriber respecting itself (and any beneficial purchaser). The Subscriber represents and warrants that it has the authority to provide the consents and acknowledgements set out in this paragraph on behalf of all beneficial purchasers.

The Corporation hereby notifies the Subscriber that:

(a)	pursuant to NI 45-106, delivery of the information pertaining to the Subscriber to the Ontario Securities Commission (the “OSC”) is required, as set out in Schedule I of Form 45-106F1 – Report of Exempt Distribution (“Form 45-106F1”), comprising the full name, residential address and telephone number of the Subscriber, the number and type of securities of the Corporation purchased by the Subscriber, the total purchase price of such securities, the exemption relied upon in connection with such purchase, and the date of such distribution (collectively, the “Ontario Personal Information”);

(b)	the Ontario Personal Information is being collected indirectly by the OSC under the authority granted to it in securities legislation;

(c)	the Ontario Personal Information is being collected for the purposes of the administration and enforcement of the securities legislation of the Province of Ontario;

(d)	the title, business address and business telephone number of the public official in Ontario, as set out in Form 45-106F1, who can answer questions about the OSC’s indirect collection of Ontario Personal Information is as follows: Ontario Securities Commission, Suite 1903, Box 5520 Queen Street West, Toronto, Ontario M5H 3S8, 416-593-8086, Administrative Assistant to the Director of Corporate Finance;

and the Subscriber hereby authorizes the indirect collection of Ontario Personal Information by the OSC.

9.	General

(a)	Headings: The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement supplemental thereto and any exhibits attached hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to articles, sections and paragraphs are to articles, sections, subsections and paragraphs of this Agreement.

(b)	Number and Gender: Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

(c)	Severability: If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

(d)	Notices: All notices or other communications to be given hereunder shall be delivered by hand or by telecopier, and if delivered by hand, shall be deemed to have been given on the date of delivery or, if sent by telecopier, on the date of transmission if sent before 5:00 p.m. (local time) and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

(e)	Notices to the Corporation shall be addressed to:

Minera Andes Inc.

Suite A

111 East Magnesium Road

Spokane, Washington 99208

Attention: President

Telecopier: (509) 921-7325

Notices to the Subscriber shall be addressed to:

Robert R. McEwen

c/o 3rd Floor

99 George Street

Toronto, ON M5A 2N4

Telecopier: (647) 258-0408

Either the Corporation or the Subscriber may change its address for service aforesaid by notice in writing to the other party hereto specifying its new address for service hereunder.

(f)	Further Assurances: Each party hereto shall from time to time at the request of the other party hereto do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Agreement. The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

(g)	Successors and Assigns: Except as otherwise provided, this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

(h)	Entire Agreement: The terms of this Agreement express and constitute the entire agreement between the parties hereto with respect to the subject matter hereof and no implied term or liability of any kind is created or shall arise by reason of anything in this Agreement.

(i)	Time of Essence: Time is of the essence of this Agreement.

(j)	Amendments: The provisions of this Agreement may only be amended with the written consent of all of the parties hereto.

(k)	Survival: Notwithstanding any other provision of this Agreement, the representations, warranties, covenants and indemnities of or by the Corporation contained herein or in any certificate, document or instrument delivered pursuant hereto shall survive the completion of the transactions contemplated by this Agreement.

(l)	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

(m)	Counterparts: This Agreement may be executed in two or more counterparts which when taken together shall constitute one and the same agreement. Delivery of counterparts may be effected by facsimile transmission thereof.

(n)	Facsimile Copies: The Corporation shall be entitled to rely on a facsimile copy of an executed subscription agreement and acceptance by the Corporation of such facsimile subscription shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms thereof.

If the foregoing is in accordance with your understanding, please sign and return this Agreement together with the other required documents signifying your agreement to purchase the Purchased Units.

The undersigned hereby accepts the foregoing and agrees to be bound by the terms set forth herein and, without limitation, agrees that you may rely upon the covenants, representations and warranties of the undersigned contained herein.

DATED as of this 20th day of December, 2005.

Witness:	ROBERT R. McEWEN

/s/ Kerry Carters	/s/ Robert R. McEwen
The above-mentioned subscription is hereby accepted by Minera Andes Inc.
DATED as of this 20th day of December, 2005.
MINERA ANDES INC.

	By:	/s/ Allen V. Ambrose
Authorized Signing Officer

SCHEDULE A

Capital Structure of the Corporation

1.	Common Shares

Authorized:	Unlimited
Issued:	93,069,397

2.	Preferred Shares

Authorized:	Unlimited
Issued:	None

3.	Rights to Acquire Securities Common Shares

Options:	Directors, officers, employees and consultants of the Corporation collectively hold options to acquire up to 4,445,000 Common Shares.

Warrants:	Outstanding warrants to acquire up to 28,420,767 Common Shares.

Other:	The Subscriber has rights to acquire Units pursuant to the First Tranche Subscription Agreement.

The rights under the Shareholder Rights Plan.

SCHEDULE B

Use of Proceeds

	$ (in millions)
San Jose/Huevos Verdes project	$2.3	50%
Los Azules project	0.83	18%
General corporate purposes	1.24	27%

Net proceeds	4.37
Broker fees	0.23	5%

Gross proceeds	$4.6	100%

SCHEDULE C

Agreements in Default

The Corporation is not in compliance with the following agreements and instruments:

(a)	the loan agreement (the “Macquarie Loan Agreement”) dated December 10, 2004 between the Corporation and Macquarie Bank Limited (“Macquarie”) whereby the Corporation is not in compliance with the cash position covenant under the Macquarie Loan Agreement. The Corporation advises that Macquarie is aware of the Corporation’s cash position and that the Corporation has not been notified by Macquarie of any default under the Macquarie Loan Agreement; and

(b)	the letter of understanding dated October 21, 2004 between the Corporation and Minera Santa Cruz S.A. (“Minera Santa Cruz”) and Section 1.3 of the loan agreement dated September 10, 2004 between the Corporation and Mauricio Hochschild & Cia. Ltda. S.A., under which the Corporation is late in making a required payment of US$1,225,000 to Minera Santa Cruz.